EXHIBIT 99.1

PRESS RELEASE

Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

BIOSCRIP PROVIDES BUSINESS UPDATE ON IMPLEMENTATION OF FINANCIAL
IMPROVEMENT PLAN AND PROGRESS TO ENHANCE SHAREHOLDER VALUE

Review of Strategic Alternatives Continues

Patient Census Growth Continues, Cost Savings Initiatives on Track and Increased Cash Collections

ELMSFORD, NY –January 19, 2016 – BioScrip, Inc. (NASDAQ: BIOS) (“BioScrip” or the “Company”) today provided an update on the Company’s progress implementing its Financial Improvement Plan to enhance shareholder value, improve financial flexibility and position BioScrip for success in 2016. As previously announced, the Company expects the Financial Improvement Plan to realize $35 million – $40 million in annualized net cost savings.

As the Company stated in its third quarter 2015 financial results in November 2015, its Financial Improvement Plan is focused on reducing costs, improving margins and aligning the Company’s operations around a more focused core infusion business. Since the end of the third quarter 2015 the Company:

•	Substantially completed the previously announced targeted workforce reduction and remains on track to deliver the expected $19 million in annual cost savings in 2016;
•	Achieved the anticipated additional supply chain program initiatives that are expected to add $3 million in annual savings in 2016;
•	Effected the initiatives expected to reduce corporate costs by $5 million in 2016; and
•	Implemented cost reduction programs that are expected to reduce infusion field costs by $5 million in 2016. These cost reductions are in specific targeted areas that include improved nursing utilization and productivity, travel expense, office expense, and other variable cost categories.

Carter Pate, Chair of the Financial Improvement Plan Committee of the Board of Directors, said, “We made significant progress towards implementing our cost savings and financial improvement initiatives during the fourth quarter. We continue to believe in the strength of the Company’s infusion services platform and the direction in which the business is heading.”

Rick Smith, President and Chief Executive Officer of BioScrip, said, “Our preliminary results for the fourth quarter 2015 reflect increased patients serviced in the fourth quarter compared to the fourth quarter of 2014, continued progress in the successful execution of our cost reduction initiatives and enhanced focus on our operations. Our team is encouraged by our progress as we enter 2016. We are committed to realizing the benefits of the Financial Improvement Plan and creating value for our shareholders.”

With the continued implementation of the Company’s financial improvement programs, FTI Consulting’s engagement has concluded and Scott Davido is no longer acting as chief implementation officer.

Preliminary Fourth Quarter 2015 Expectations

The Company also announced today certain unaudited preliminary fourth quarter 2015 financial results. The Company anticipates total patient census growth of approximately 4% in the fourth quarter of 2015 compared to the same period in 2014. The Company anticipates Core Therapy patient census growth of approximately 9% in the fourth quarter of 2015 compared to the same period in 2014.

Liquidity and Capital Resources

During the fourth quarter BioScrip generated increased cash collections sequentially compared to the third quarter. In the fourth quarter, the Company generated its highest quarterly infusion division cash collection total for 2015. In addition, during the fourth quarter the Company collected approximately $6.8 million on an account receivable balance from a former PBM vendor. The Company had retained this receivable, which was excluded from the sale of the PBM business.

As of December 31, 2015, the Company had reduced the amount of borrowings outstanding on its Revolving Line of Credit to $15 million compared to $30 million of borrowings outstanding as of September 30, 2015. The Company improved its cash flow in 2015 and expects to be operating cash flow positive in 2016. In addition, the Company expects to pay down more than $12 million of bank term debt in 2016 from operating cash flow.

Exploration of Strategic Alternatives

As previously announced, BioScrip is executing on its Financial Improvement Plan and, with the assistance of its financial advisor, is reviewing a range of strategic alternatives, which could include, among other options, a potential sale or merger of the Company. As noted previously, the exploration of strategic alternatives will not necessarily result in any changes to the Company's current business plan and Financial Improvement Plan or any transactions or agreements. The Company does not intend to disclose developments regarding the exploration of strategic alternatives unless and until a final decision is made.

BioScrip Fourth Quarter 2015 Results Call

The Company expects to announce the release date of its fourth quarter 2015 financial results within the next four weeks.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home healthcare management solutions. BioScrip partners with healthcare providers, including physicians, hospital systems, skilled nursing facilities, and with healthcare payors to provide patients better access to high quality, efficient post-acute care services. BioScrip operates with a commitment to bring infusion therapy services into the home or alternate-site settings. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, liquidity, projections of future levels of certain charges and expenses, and other statements regarding the Company's financial improvement plan and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "outlook," "aim," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to continue to execute and achieve results under its financial improvement plan to reduce operating costs and focus its business on its Infusion Services segment; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.